Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces First Quarter 2019 Results

•	First quarter revenue of $378.7 million

•	GAAP and adjusted EPS loss for the quarter of $(0.26) and $(0.08) per share, respectively

•	Record quarter for SandBox, driven by 55% increase in loads delivered via full-service model

•	Resurgence in volume and pricing for Northern White sand in the quarter

•	Solid quarter for Industrial and Specialty Products, revenue up 4% sequentially

Katy, Texas, May 1, 2019 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a net loss of $19.3 million, or $(0.26) per basic and diluted share, for the first quarter ended March 31, 2019, compared with net income of $31.3 million, or $0.39 per basic and diluted share, for the first quarter of 2018. The first quarter results were negatively impacted by $8.6 million or $0.09 per share in costs related to plant startup and expansion expenses, $4.8 million or $0.05 per share related to merger and acquisition expenses, $1.0 million or $0.01 per share in contract termination costs and $3.6 million or $0.03 per share in other adjustments, resulting in adjusted EPS loss for the first quarter of $(0.08) per basic and diluted share.
“We’re off to a strong start to 2019, driven by record results from our Sandbox unit, a solid quarter from our Industrial business and better than expected results from our Oil and Gas sand business, as we saw a resurgence in both volumes and pricing for Northern White sand that has continued into the second quarter,’’ said Bryan Shinn, president and chief executive officer.
First Quarter 2019 Highlights
Total Company

•	Revenue of $378.7 million for the first quarter of 2019 compared with $357.4 million in the fourth quarter of 2018, up 6% sequentially and 3% over the first quarter of 2018.

•	Overall tons sold of 4.830 million for the first quarter of 2019 compared with 4.637 million tons sold in the fourth quarter of 2018, up 4% sequentially and 17% over the first quarter of 2018.

•	Contribution margin of $103.1 million for the first quarter of 2019 compared with $98.8 million in the fourth quarter of 2018, up 4% sequentially and down 14% over the first quarter of 2018.

•	Adjusted EBITDA of $68.8 million for the first quarter of 2019 compared with $68.0 million in the fourth quarter of 2018, up 1% sequentially and down 28% from the first quarter of 2018.

Industrial and Specialty Products

•	Revenue of $118.3 million for the first quarter of 2019 compared with $113.8 million in the fourth quarter of 2018, up 4% sequentially and up 110% over the first quarter of 2018.

•	Tons sold totaled 0.966 million for the first quarter of 2019 compared with 0.933 million tons sold in the fourth quarter of 2018, up 4% sequentially and 10% over the first quarter of 2018.

•
Segment contribution margin of $44.6 million, or $46.12 per ton, for the first quarter of 2019 compared with $44.6 million in the fourth quarter of 2018, flat sequentially and up 117% over the first quarter of 2018.

Oil & Gas

•	Revenue of $260.5 million for the first quarter of 2019 compared with $243.5 million in the fourth quarter of 2018, up 7% sequentially and down 17% over the first quarter of 2018.

•	Tons sold of 3.864 million for the first quarter of 2019 compared with 3.704 million tons sold in the fourth quarter of 2018, up 4% sequentially and 19% over the first quarter of 2018.

•
Segment contribution margin of $58.6 million, or $15.16 per ton, for the first quarter of 2019 compared with $54.3 million in the fourth quarter of 2018, up 8% sequentially and down 41% from the first quarter of 2018.

Capital Update
As of March 31, 2019, the Company had $161.6 million in cash and cash equivalents and $95.2 million available under its credit facilities. Total debt outstanding under our Credit Facility as of March 31, 2019 was $1.267 billion. Capital expenditures in the first quarter totaled $44.4 million and were mainly for engineering, procurement and construction of our growth projects, primarily Lamesa and equipment to expand our Sandbox operations, and other maintenance and cost improvement capital projects. During the first quarter the company generated $10.9 million in cash flow from operations.
Outlook and Guidance
The Company is making no changes to its previous guidance for capital expenditures for 2019, which are expected to be in the range of $100 million to $125 million.
We believe a robust U.S. economy, supported by strong job growth and moderate interest rates, bodes well for many of our end-use markets in our Industrial business. First quarter GDP numbers recently released show the strongest rate of first quarter growth in four years, according to the Commerce Department. Despite some early weakness, housing starts are expected to strengthen through the remainder of 2019 and big-ticket residential remodeling activity is expected to stay strong nationwide according to the National Association of Home Builders and Metrostudy. U.S. auto sales are expected to decline modestly year-over-year, according to the Center for Automotive Research but sales of premium wine, an important filtration market for us are expected to grow between 4 and 8 percent, according to the State of the Wine Industry for 2019 by Silicon Valley Bank.
For Oil and Gas, starting with sand proppants, demand and pricing for Northern White sand began to strengthen in the first quarter, and we remain optimistic that we’ll see heightened activity around Northern White sand in the coming quarters. We expect Oil and Gas sand volumes will grow low to mid-single digits sequentially, driven by the continued ramp in West Texas volumes and the reactivation of some of our Northern White sand capacity.
For Sandbox, we believe that load volumes should be up more than 15 percent sequentially. We have several recent customer wins and a very robust pipeline of potential new opportunities. We are also seeing a trend toward larger jobs as more of our business today is being conducted directly with E&P companies.
Conference Call
U.S. Silica will host a conference call for investors today, May 1, 2019 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13689413. The replay will be available through June 3, 2019.
About U.S. Silica

U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 119-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates over 25 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Frederick, Maryland, Reno, Nevada and Chicago, Illinois.

Forward-looking Statements
Certain statements in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for our products; (2) the cyclical nature of our customers' businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and/or mining; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; (12) our ability to protect and enforce our intellectual property rights; and (13) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica's filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Total sales	$378,750	$357,380	$369,313
Total cost of sales (excluding depreciation, depletion and amortization)	297,538	287,038	260,910
Operating expenses:
Selling, general and administrative	34,656	32,168	34,591
Depreciation, depletion and amortization	44,600	46,527	28,592
Goodwill and other asset impairments	—	265,715	—
Total operating expenses	79,256	344,410	63,183
Operating income (loss)	1,956	(274,068)	45,220
Other (expense) income:
Interest expense	(23,978)	(21,281)	(7,070)
Other income, net, including interest income	722	1,336	665
Total other expense	(23,256)	(19,945)	(6,405)
(Loss) income before income taxes	(21,300)	(294,013)	38,815
Income tax benefit (expense)	1,972	37,938	(7,521)
Net (loss) income	$(19,328)	$(256,075)	$31,294
Less: Net (loss) income attributable to non-controlling interest	(4)	(13)	—
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,324)	$(256,062)	$31,294

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.26)	$(3.44)	$0.39
Diluted	$(0.26)	$(3.44)	$0.39
Weighted average shares outstanding:
Basic	73,040	74,485	79,496
Diluted	73,040	74,485	80,309
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	March 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$161,615	$202,498
Accounts receivable, net	258,348	215,486
Inventories, net	143,149	162,087
Prepaid expenses and other current assets	14,572	17,966
Income tax deposits	1,388	2,200
Total current assets	579,072	600,237
Property, plant and mine development, net	1,820,102	1,826,303
Operating lease right-of-use assets	209,699	—
Goodwill	273,524	261,340
Intangible assets, net	190,584	194,626
Other assets	16,459	18,334
Total assets	$3,089,440	$2,900,840
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$223,611	$216,400
Current portion of operating lease liabilities	61,583	—
Current portion of long-term debt	13,112	13,327
Current portion of deferred revenue	28,838	31,612
Total current liabilities	327,144	261,339
Long-term debt, net	1,245,242	1,246,428
Deferred revenue	86,930	81,707
Liability for pension and other post-retirement benefits	56,879	57,194
Deferred income taxes, net	131,053	137,239
Operating lease liabilities	149,040	—
Other long-term liabilities	59,054	64,629
Total liabilities	2,055,342	1,848,536
Stockholders’ Equity:
Preferred stock	—	—
Common stock	820	818
Additional paid-in capital	1,173,259	1,169,383
Retained earnings	43,920	67,854
Treasury stock, at cost	(180,125)	(178,215)
Accumulated other comprehensive loss	(15,985)	(15,020)
Total U.S. Silica Holdings, Inc. stockholders’ equity	1,021,889	1,044,820
Non-controlling interest	12,209	7,484
Total stockholders' equity	1,034,098	1,052,304
Total liabilities and stockholders’ equity	$3,089,440	$2,900,840

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Sales:
Oil & Gas Proppants	$260,477	$243,546	$312,930
Industrial & Specialty Products	118,273	113,834	56,383
Total sales	378,750	357,380	369,313
Segment contribution margin:
Oil & Gas Proppants	58,588	54,254	99,433
Industrial & Specialty Products	44,561	44,556	20,530
Total segment contribution margin	103,149	98,810	119,963
Operating activities excluded from segment cost of sales	(21,937)	(28,468)	(11,560)
Selling, general and administrative	(34,656)	(32,168)	(34,591)
Depreciation, depletion and amortization	(44,600)	(46,527)	(28,592)
Goodwill and other asset impairments	—	(265,715)	—
Interest expense	(23,978)	(21,281)	(7,070)
Other income, net, including interest income	722	1,336	665
Income tax benefit (expense)	1,972	37,938	(7,521)
Net (loss) income	$(19,328)	$(256,075)	$31,294
Less: Net (loss) income attributable to non-controlling interest	(4)	(13)	—
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,324)	$(256,062)	$31,294

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally.

Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(19,324)	$(256,062)	$31,294
Total interest expense, net of interest income	22,920	21,446	5,855
Provision for taxes	(1,972)	(37,938)	7,521
Total depreciation, depletion and amortization expenses	44,600	46,527	28,592
EBITDA	46,224	(226,027)	73,262
Non-cash incentive compensation (1)	4,045	3,725	6,254
Post-employment expenses (excluding service costs) (2)	552	554	555
Merger and acquisition related expenses (3)	4,783	5,668	2,507
Plant capacity expansion expenses (4)	8,571	14,012	9,380
Contract termination expenses (5)	1,000	2,491	—
Goodwill and other asset impairments (6)	—	265,715	—
Business optimization projects (7)	6	54	—
Other adjustments allowable under the Credit Agreement (8)	3,638	1,814	3,408
Adjusted EBITDA	$68,819	$68,006	$95,366

(1)	Reflects equity-based, non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract and losses related to sub-leases. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)
For the fourth quarter of 2018, reflects $164.2 million of goodwill impairments, $97.0 million of long-lived asset impairments and $4.5 million of intangible asset impairments in our Oil & Gas Proppants reporting segment due to a decline in demand for Northern White sand caused by some of our customers shifting to local in-basin frac sands with lower logistics costs.

(7)
Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects miscellaneous adjustments permitted under the Credit Agreement. The first quarter of 2019 includes $2.4 million related to facility closure costs and $2.2 million of loss contingencies reserve, partially offset by insurance proceeds of $2.2 million. The first quarter of 2018 includes a net loss of $3.4 million on divestitures of assets, consisting of $7.9 million of contract termination costs and $1.3 million of divestiture related expenses such as legal fees and consulting fees, partially offset by a $5.8 million gain on sale of assets.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com
Nick Shaver
Investor Relations Manager
281-394-9630
shavern@ussilica.com